[GOLDMAN, SACHS & CO. LETTERHEAD]



PERSONAL AND CONFIDENTIAL


February 17, 1998


Board of Directors
Cowles Media Company
329 Portland Avenue
Minneapolis, MN  55415-1112

Attention:    Registration Statement of MNI Newco, Inc. relating to Common Stock being registered in connection with the Agreement & Plan of Merger and Reorganization, dated as of November 13, 1997, between McClatchy Newspapers, Inc. and Cowles Media Company
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Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 13, 1997, with respect to the fairness from a financial point of view to the holders of the outstanding shares of voting and non-voting Common Stock, $0.17 stated value, (the "Shares") of Cowles Media Company (the "Company") of the Stock Consideration and Cash Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger and Reorganization, dated as of November 13, 1997, between McClatchy Newspapers, Inc. ("McClatchy") and the Company (the "Agreement"). Pursuant to the Agreement, the Company will be merged (the "Merger") with a wholly-owned subsidiary of MNI Newco, Inc., a newly formed holding company ("Newco") owned by McClatchy and formed for the purpose of effectuating the transactions contemplated by the Agreement. Pursuant to the Agreement, each holder of Shares shall be entitled to elect to receive for each Share either cash consideration of $90.50 (the "Cash Consideration") or that number of shares of Newco Class A Common Stock, par value $0.01, (the "Newco Common Stock") equal to $90.50 divided by the Volume Adjusted Weighted Average Trading Price (as defined in the Agreement) (the "Exchange Ratio"), provided that the Exchange Ratio shall not be less than 2.68820 nor more than 3.01667 (the "Stock Consideration"); and provided, further, that if the total number of Shares designated by holders to be exchanged for Cash Consideration or for Stock Consideration exceeds the


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Cowles Media Company
February 17, 1998
Page 2


Maximum Cash Number or the Maximum Stock Number, respectively (as such terms are defined in the Agreement), the elections shall be subject to certain procedures and limitations as set forth in the Agreement, as to which procedures and limitations we are expressing no opinion. The Agreement also provides that simultaneously with the Merger a wholly-owned subsidiary of Newco will be merged with McClatchy, and each holder of Class A Common Stock and Class B Common Stock of McClatchy will be entitled to receive for each of such shares, a corresponding share of Newco Common Stock or Newco Class B Common Stock, as the case may be.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Newco has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the references to the opinion of our Firm under the captions "SUMMARY -- The Reorganization -- Opinions of Financial Advisors," "THE REORGANIZATION -- Background of the Cowles Merger," "--Recommendation of the Cowles Board and Reasons for the Cowles Merger," and "--Opinion of Cowles' Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ GOLDMAN, SACHS & CO.
---------------------------
(GOLDMAN, SACHS & CO.)